Exhibit 99.1

Contact: Mark E. Secor
Chief Financial Officer
Phone: (219) 873-2611
Fax: (219) 874-9280
Date: January 29, 2019

FOR IMMEDIATE RELEASE

Horizon Bancorp, Inc. Announces Record Earnings for 2018

Michigan City, Indiana (NASDAQ GS: HBNC) – Horizon Bancorp, Inc. (“Horizon” or the “Company”) today announced its unaudited financial results for the three-month and twelve-month periods ended December 31, 2018. All share data has been adjusted to reflect Horizon’s three-for-two stock split effective June 15, 2018.

SUMMARY:
•
Net income for the year ended December 31, 2018 was $53.1 million, or $1.38 diluted earnings per share, compared to $33.1 million, or $0.95 diluted earnings per share for year-end 2017. This represents the highest annual net income and diluted earnings per share in the Company’s 145-year history.

•
Core net income for the year 2018 increased 38.0% to $48.9 million, or $1.27 diluted earnings per share, compared to $35.5 million, or $1.02 diluted earnings per share, for the year of 2017. (See the “Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share” table on page 4 for the definition of core net income)

•	Net income for the fourth quarter of 2018 was $13.1 million, or $0.34 diluted earnings per share, compared to $7.6 million, or $0.20 diluted earnings per share, for the fourth quarter of 2017.
•	Core net income for the fourth quarter of 2018 was $12.5 million, or $0.33 diluted earnings per share, compared to $10.1 million, or $0.27 diluted earnings per share, for the fourth quarter of 2017.
•	Return on average assets was 1.31% for the year ended December 31, 2018 compared to 0.97% for the year ended December 31, 2017.
•
Core return on average assets for the year ended December 31, 2018 was 1.21% compared to 1.04% for the year ended December 31, 2017. (See the “Non-GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity” table on page 10 for the definition of core return on average assets)

•	Total loans increased by an annualized rate of 7.4%, or $55.0 million, during the three months ended December 31, 2018.
•
Total loans increased by a rate of 6.2%, or $176.1 million, during the year ended December 31, 2018. Total loans, excluding loans held for sale and mortgage warehouse loans, increased by a rate of 7.2%, or $198.5 million, during the year ended December 31, 2018.

•
Commercial loans increased by an annualized rate of 5.4%, or $23.0 million, during the three months ended December 31, 2018. For the year ended December 31, 2018, commercial loans increased by a rate of 3.1%, or $51.7 million.

Pg. 2 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

•
Residential mortgage loans increased by an annualized rate of 10.3%, or $16.9 million, during the three months ended December 31, 2018. For the year ended December 31, 2018, residential mortgage loans increased at a rate of 9.6%, or $58.4 million.

•
Consumer loans increased by an annualized rate of 9.9%, or $13.3 million, during the three months ended December 31, 2018. For the year ended December 31, 2018, consumer loans increased at a rate of 19.2%, or $88.5 million.

•	Total deposits increased by a rate of 9.0%, or $258.4 million, during 2018.
•
Net interest income increased $2.4 million, or 7.6%, to $33.8 million for the three months ended December 31, 2018 compared to $31.5 million for the three months ended December 31, 2017. Net interest income increased $22.5 million, or 20.0%, to $134.6 million for the year ended December 31, 2018 compared to $112.1 million for the year ended December 31, 2017.

•
Net interest margin was 3.60% for the three months ended December 31, 2018 compared to 3.71% for the three months ended December 31, 2017. Net interest margin was 3.71% for the year 2018 and 3.75% for the year 2017.

•
Horizon’s tangible book value per share increased to $9.43 at December 31, 2018 compared to $9.04 and $8.48 at September 30, 2018 and December 31, 2017, respectively. This represents the highest tangible book value per share in the Company’s 145-year history.

•
On October 29, 2018, Horizon announced the pending acquisition of Salin Bancshares, Inc. (“Salin”) and its wholly-owned subsidiary, Salin Bank and Trust Company (“Salin Bank”), headquartered in Indianapolis, Indiana which is anticipated to close during February 2019.

Craig Dwight, Chairman and CEO of Horizon, commented:  “I am very pleased to announce Horizon Bancorp’s 2018 results. Our ability to generate organic growth through investments in growth markets, along with increased mass and scale, produced record earnings for 2018. Horizon’s 2018 diluted earnings per share of $1.38 is a 45.3% increase over our 2017 diluted earnings per share of $0.95. Net income increased $20.0 million, or 60.4%, when compared to 2017.”

Dwight added, “At December 31, 2018, Horizon’s total assets surpassed $4.2 billion, driven by loan growth since the beginning of the year. An increase in consumer loans of $88.5 million, mortgage loans of $58.4 million and commercial loans of $51.7 million resulted in a $176.1 million, or 6.3%, increase in total loans. Horizon originated approximately $337.1 million in commercial loans during 2018; however, only 58.0%, or $195.6 million, of these originations were funded at the time of the closing of the loan. The markets of Fort Wayne, Grand Rapids, Indianapolis and Kalamazoo experienced an increase in loan balances of $116.4 million, or 20.8%, during 2018 due to our talented local teams’ commitment to these growth markets.”

Dwight continued, “The acquisitions of Lafayette Community Bancorp and Wolverine Bancorp, Inc. in 2017, along with other operational leverage strategies have resulted in an improved efficiency ratio during 2018. Horizon’s efficiency ratio has decreased from 65.28% during 2017, which included a higher amount of merger expenses, to 60.67% during 2018. The improvement in Horizon’s efficiency ratio is a result of good execution by our entire team of Horizon’s merger and integration plans.”

Pg. 3 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

On October 29, 2018, Horizon entered into an agreement to acquire Salin and its wholly-owned subsidiary, Salin Bank in a cash and stock merger. The acquisition is expected to close in February 2019, subject to regulatory and Salin shareholder approval. Salin Bank is the third largest privately held bank in Indiana, with 20 banking centers in 10 Indiana counties, serving Columbus, Delphi, Edinburgh, Fishers, Flora, Fort Wayne, Galveston, Gas City, Kokomo, Lafayette, Logansport, Marion, West Lafayette and Indianapolis. As of September 30, 2018, Salin had total assets of approximately $918.4 million.

Dwight commented, “We are excited about the pending merger with Salin, as it provides entry into the attractive growth markets of Fort Wayne and Columbus, Indiana while also complementing our current Indiana locations. Salin Bank’s presence in the dynamic markets of Indianapolis and Lafayette, Indiana will add to Horizon’s current footprint. In addition, Salin has a talented team who will add depth and experience to our current sales network. Horizon’s strategic plan calls for continued expansion in the States of Indiana and Michigan with an emphasis on strong core deposit growth, investment in growth markets and to add mass and scale to gain additional efficiencies. Horizon’s pending merger with Salin is in alignment with our strategic plan.”

Income Statement Highlights

Net income for the fourth quarter of 2018 was $13.1 million, or $0.34 diluted earnings per share, compared to $7.6 million, or $0.20 diluted earnings per share, for the fourth quarter of 2017. Core net income for the fourth quarter of 2018 was $12.5 million, or $0.33 diluted earnings per share, compared to $10.1 million, or $0.27 diluted earnings per share, for the fourth quarter of 2017.

The increase in net income and diluted earnings per share from the fourth quarter of 2017 when compared to the same period of 2018 reflects an increase in net interest income of $2.4 million along with decreases in income tax expense of $3.2 million, provision for loan losses of $572,000 and non-interest expense of $174,000. These positive impacts to net income were partially offset by a decrease in non-interest income of $867,000 when comparing the fourth quarter of 2018 to the fourth quarter of 2017.

Net income for the year ended December 31, 2018 was $53.1 million, or $1.38 diluted earnings per share, compared to $33.1 million, or $0.95 diluted earnings per share, for the year ended December 31, 2017. Core net income for the year ended December 31, 2018 was $48.9 million, or $1.27 diluted earnings per share, compared to $35.5 million, or $1.02 diluted earnings per share, for the year ended December 31, 2017. This represents a 24.5% increase in core diluted earnings per share for 2018 compared to 2017.

The increase in net income and diluted earnings per share during 2018 when compared to the same period of 2017 reflects increases in core net interest income of $19.9 million and non-interest income of $1.3 million and a decrease in income tax expense of $4.4 million, partially offset by increases in non-interest expense of $7.7 million and provision for loan losses of $436,000.

Pg. 4 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Non-GAAP Reconciliation of Net Income and Diluted Earnings per Share
(Dollars in Thousands, Except per Share Data, Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Net Income
Net income as reported	$13,133	$13,065	$7,650	$53,117	$33,117
Merger expenses	487	-	1,444	487	3,656
Tax effect	(102)	-	(418)	(102)	(1,003)
Net income excluding merger expenses	13,518	13,065	8,676	53,502	35,770
Loss (gain) on sale of investment securities	332	122	-	443	(38)
Tax effect	(70)	(25)	-	(93)	13
Net income excluding gain on sale of investment securities	13,780	13,162	8,676	53,852	35,745
Death benefit on bank owned life insurance ("BOLI")	-	-	-	(154)	-
Tax effect	-	-	-	32	-
Net income excluding death benefit on BOLI	13,780	13,162	8,676	53,730	35,745
Gain on remeasurement of equity interest in Lafayette	-	-	(530)	-	(530)
Tax effect	-	-	78	-	78
Net income excluding gain on remeasurement of equity interest in Lafayette	13,780	13,162	8,224	53,730	35,293
Tax reform bill impact	-	-	2,426	-	2,426
Net income excluding tax reform bill impact	13,780	13,162	10,650	53,730	37,719
Acquisition-related purchase accounting adjustments ("PAUs")	(1,629)	(789)	(868)	(6,089)	(3,484)
Tax effect	342	166	304	1,279	1,219
Core Net Income	$12,493	$12,539	$10,086	$48,920	$35,454

Non-GAAP Reconciliation of Diluted Earnings per Share
Diluted earnings per share ("EPS") as reported	$0.34	$0.34	$0.20	$1.38	$0.95
Merger expenses	0.01	-	0.04	0.01	0.11
Tax effect	-	-	(0.01)	-	(0.03)
Diluted EPS excluding merger expenses	0.35	0.34	0.23	1.39	1.03
Loss (gain) on sale of investment securities	0.01	-	-	0.01	-
Tax effect	-	-	-	-	-
Diluted EPS excluding gain on sale of investment securities	0.36	0.34	0.23	1.40	1.03
Death benefit on BOLI	-	-	-	-	-
Tax effect	-	-	-	-	-
Diluted EPS excluding death benefit on BOLI	0.36	0.34	0.23	1.40	1.03
Gain on remeasurement of equity interest in Lafayette	-	-	(0.01)	-	(0.01)
Tax effect	-	-	-	-	-
Diluted EPS excluding gain on remeasurement of equity interest in Lafayette	0.36	0.34	0.22	1.40	1.02
Tax reform bill impact	-	-	0.07	-	0.07
Diluted EPS excluding tax reform bill impact	0.36	0.34	0.29	1.40	1.09
Acquisition-related PAUs	(0.04)	(0.02)	(0.02)	(0.16)	(0.10)
Tax effect	0.01	-	-	0.03	0.03
Core Diluted EPS	$0.33	$0.32	$0.27	$1.27	$1.02

Pg. 5 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Horizon’s net interest margin decreased to 3.60% for the fourth quarter of 2018 when compared to 3.67% for the third quarter of 2018 and 3.71% for the fourth quarter of 2017. The decrease in net interest margin from the third quarter of 2018 reflects slower increases on the yields for earning assets along with lower loan fees offset by an increase in the cost of interest-bearing liabilities of 17 basis points. This is a result of the flat to inverted yield curve and the mix of interest earning assets being originated and repriced. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits of 19 basis points and borrowings of 19 basis points.

The decrease in net interest margin from the fourth quarter of 2017 reflects an increase in the cost of interest-bearing liabilities of 54 basis points, offset by an increase in the yield of interest-earning assets of 31 basis points. The increase in the cost of interest-bearing liabilities was due to an increase in the cost of interest-bearing deposits of 56 basis points and borrowings of 60 basis points. The increase in the yield of interest-earning assets was due to an increase in the yield on loans receivable of 32 basis points and taxable investment securities of 45 basis points, offset by a decrease in the yield on non-taxable investment securities of 18 basis points.

Net interest margin, excluding acquisition-related purchase accounting adjustments (“core net interest margin”), was 3.43% for the fourth quarter of 2018 compared to 3.59% for the prior quarter and 3.61% for the fourth quarter of 2017. Interest income from acquisition-related purchase accounting adjustments was $1.6 million, $789,000 and $868,000 for the three months ended December 31, 2018, September 30, 2018 and December 31, 2017, respectively.

Non-GAAP Reconciliation of Net Interest Margin
(Dollars in Thousands, Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Net Interest Margin
Net interest income as reported	$33,836	$33,772	$31,455	$134,569	$112,100

Average interest-earning assets	3,808,822	3,717,139	3,471,169	3,697,938	3,074,464

Net interest income as a percentage of average interest-earning assets ("Net Interest Margin")	3.60%	3.67%	3.71%	3.71%	3.75%

Acquisition-related purchase accounting adjustments ("PAUs")	$(1,629)	$(789)	$(868)	$(6,089)	$(3,484)

Core net interest income	$32,207	$32,983	$30,587	$128,480	$108,616

Core net interest margin	3.43%	3.59%	3.61%	3.54%	3.64%

Horizon’s net interest margin decreased to 3.71% for the year ended December 31, 2018 when compared to 3.75% for the year ended December 31, 2017. The cost of interest-bearing liabilities increased 41 basis points, primarily due to an increase in the cost of interest-bearing deposits of 36 basis points and borrowings of 61 basis points. The yield on interest-earning assets increased 27 basis points, primarily due to an increase in the yields earned on loans receivable of 25 basis points and taxable investment securities of 26 basis points, offset by a decrease in the yield earned on non-taxable securities of 26 basis points.

Core net interest margin for the year ended December 31, 2018 was 3.54% compared to 3.64% for the year ended December 31, 2017. Interest income from acquisition-related purchase accounting adjustments was $6.1 million and $3.5 million for the years ended December 31, 2018 and 2017, respectively.

Pg. 6 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Lending Activity

Total loans increased $176.1 million from $2.838 billion as of December 31, 2017 to $3.014 billion as of December 31, 2018 as consumer loans increased by $88.5 million, residential mortgage loans increased by $58.4 million and commercial loans increased by $51.7 million, offset by a decrease in mortgage warehouse loans of $20.4 million. Consumer loans increased at a rate of 19.2%, primarily due to our experienced consumer loan team and increased focus on growing this portfolio. During 2018, Horizon originated approximately $337.1 million in commercial loans; however, only $195.6 million, or 58.0%, of the total originated loans were funded at the time of the closing of the loan.

Loan Growth by Type
(Dollars in Thousands, Unaudited)

	December 31	September 30	Amount Change	Percent Change
	2018	2018
Commercial	$1,721,590	$1,698,582	$23,008	1.4%
Residential mortgage	668,141	651,250	16,891	2.6%
Consumer	549,481	536,132	13,349	2.5%
Subtotal	2,939,212	2,885,964	53,248	1.8%
Held for sale loans	1,038	1,980	(942)	-47.6%
Mortgage warehouse loans	74,120	71,422	2,698	3.8%
Total loans	$3,014,370	$2,959,366	$55,004	1.9%

Loan Growth by Type
(Dollars in Thousands, Unaudited)

	December 31	December 31	Amount Change	Percent Change
	2018	2017
Commercial	$1,721,590	$1,669,934	$51,656	3.1%
Residential mortgage	668,141	609,739	58,402	9.6%
Consumer	549,481	460,999	88,482	19.2%
Subtotal	2,939,212	2,740,672	198,540	7.2%
Held for sale loans	1,038	3,094	(2,056)	-66.5%
Mortgage warehouse loans	74,120	94,508	(20,388)	-21.6%
Total loans	$3,014,370	$2,838,274	$176,096	6.2%

Residential mortgage lending activity for the three months ended December 31, 2018 generated $1.5 million in income from the gain on sale of mortgage loans, a decrease of $384,000 from the third quarter of 2018 and a decrease of $533,000 from the fourth quarter of 2017. Total origination volume for the fourth quarter of 2018, including loans placed into portfolio, totaled $83.9 million, representing a decrease of 16.6% from the third quarter of 2018 and a decrease of 6.8% from the fourth quarter of 2017.

Pg. 7 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Residential mortgage lending activity for the year ended December 31, 2018 generated $6.6 million in income from the gain on sale of mortgage loans, a decrease of $1.3 million when compared to the year ended December 31, 2017. Total origination volume for the year ended December 31, 2018, including loans placed into portfolio, totaled $365.9 million, an increase of $4.4 million when compared to the year ended December 31, 2017. Purchase money mortgage originations for the year ended December 31, 2018 represented 81.0% of total originations compared to 76.1% for the year ended December 31, 2017.

Revenue derived from Horizon’s residential mortgage lending activities was only 4.9% and 5.9% of Horizon’s total revenue for the fourth quarter of 2018 and the year ended December 31, 2018, respectively.

The provision for loan losses totaled $528,000 for the fourth quarter of 2018 compared to $1.2 million for the third quarter of 2018 and $1.1 million for the fourth quarter of 2017. The decrease in the provision for loan losses from the third quarter of 2018 and the fourth quarter of 2017 when compared to the fourth quarter of 2018 was primarily due to improving credit trends and a continued low level of charge-offs.

The provision for loan losses totaled $2.9 million for the year ended December 31, 2018 compared to $2.5 million for the year ended December 31, 2017. The increase in the provision for loan losses from 2017 to 2018 was due to an increase in specific allocations of approximately $851,000, along with additional general and non-specific allocations for loan growth in new markets, higher than anticipated growth of the indirect loan portfolio and an increase in allocation for other economic factors, offset by improving credit trends and a continued low level of charge-offs.

The ratio of the allowance for loan losses to total loans increased to 0.59% as of December 31, 2018 from 0.58% at December 31, 2017. The ratio of the allowance for loan losses to total loans, excluding loans with credit-related purchase accounting adjustments, was 0.72% as of December 31, 2018 compared to 0.81% as of December 31, 2017. Loan loss reserves and credit-related loan discounts on acquired loans as a percentage of total loans was 0.98% as of December 31, 2018 compared to 1.23% as of December 31, 2017.

Non-GAAP Allowance for Loan and Lease Loss Detail
As of December 31, 2018
(Dollars in Thousands, Unaudited)

	Pre-discount Loan Balance	Allowance for Loan Losses (ALLL)	Loan Discount	ALLL + Loan Discount	Loans, net	ALLL/ Pre-discount Loan Balance	Loan Discount/ Pre-discount Loan Balance	ALLL+Loan Discount/ Pre-discount Loan Balance
Horizon Legacy	$2,482,496	$17,760	N/A	$17,760	$2,464,736	0.72%	0.00%	0.72%
Heartland	9,085	-	685	685	8,400	0.00%	7.54%	7.54%
Summit	21,691	-	1,186	1,186	20,505	0.00%	5.47%	5.47%
Peoples	86,634	-	1,958	1,958	84,676	0.00%	2.26%	2.26%
Kosciusko	38,578	-	615	615	37,963	0.00%	1.59%	1.59%
LaPorte	88,134	60	2,985	3,045	85,089	0.07%	3.39%	3.46%
CNB	4,499	-	118	118	4,381	0.00%	2.62%	2.62%
Lafayette	89,446	-	1,427	1,427	88,019	0.00%	1.60%	1.60%
Wolverine	193,807	-	2,723	2,723	191,084	0.00%	1.41%	1.41%
Total	$3,014,370	$17,820	$11,697	$29,517	$2,984,853	0.59%	0.39%	0.98%

Pg. 8 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

As of December 31, 2018, non-performing loans totaled $15.2 million, which reflects an 8 basis point decrease in non-performing loans to total loans, or a $1.2 million decline from $16.4 million in non-performing loans as of December 31, 2017. Compared to December 31, 2017, non-performing commercial loans decreased by $451,000, non-performing real estate loans decreased by $709,000 and non-performing consumer loans decreased by $79,000. Other real estate owned and repossessed assets totaled $2.1 million as of December 31, 2018 which is an increase of $1.2 million from December 31, 2017. The majority of this increase was because several bank owned properties acquired through acquisitions and listed for sale that were re-classified to other real estate owned and recorded at fair value during the second quarter of 2018.

Expense Management

Total non-interest expense was $497,000 higher in the fourth quarter of 2018 when compared to the third quarter of 2018, of which $487,000 was due to acquisition-related expenses. Outside services and consultants and professional fees increased $332,000 and $175,000, respectively, primarily due to acquisition-related expenses incurred during the fourth quarter of 2018. Other expenses increased $194,000 during the fourth quarter of 2018 when compared to the third quarter of 2018 primarily due to recruiting expenses. Loan expense increased $115,000 when compared to the third quarter primarily due to the increased volume in indirect lending and the timing of related origination and amortization costs. These increases were offset by a decrease in salaries and employee benefits of $245,000 when comparing the fourth quarter of 2018 to the third quarter of 2018. A decrease in salaries, commissions and bonus expense was offset by an increase in health insurance expense during the fourth quarter of 2018.

Total non-interest expense was $174,000 lower during the fourth quarter of 2018 compared to the same period of 2017. Outside services and consultants and professional fees decreased $491,000 and $81,000, respectively, primarily due to acquisition-related expenses incurred as a result of the Wolverine Bancorp, Inc. (“Wolverine”) acquisition during the fourth quarter of 2017. Salaries and employee benefits decreased $191,000 when comparing the fourth quarter of 2017 to the fourth quarter of 2018. These decreases were partially offset by increases in loan expense of $439,000, data processing of $151,000 and FDIC insurance expense of $123,000. Loan expense increased due to the increased volume in indirect lending and the timing of related origination and amortization costs. The increase in data processing and FDIC insurance expense reflect overall company growth and the acquisitions of Lafayette and Wolverine.

Total non-interest expense was $7.7 million higher for 2018 when compared to 2017. The increase was primarily due to increases in salaries and employee benefits of $5.2 million, loan expense of $1.4 million, net occupancy expenses of $947,000, data processing of $902,000, other expense of $851,000, FDIC insurance expense of $398,000 and other losses of $297,000. The increase in salaries and employee benefits, net occupancy expense, data processing, other expense and FDIC insurance expense reflect overall company growth and the acquisitions of Lafayette and Wolverine during the third and fourth quarters of 2017. Loan expense increased primarily due to the increased volume in indirect lending and the timing of related origination and amortization costs during 2018. Offsetting these increases was a decrease of $1.7 million and $564,000 in outside services and consultants expense and professional fees, respectively, primarily due to lower acquisition-related expenses in 2018.

Pg. 9 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Income tax expense totaled $2.5 million for the fourth quarter of 2018, a decrease of $62,000 when compared to the third quarter of 2018 and a decrease of $3.2 million when compared to the fourth quarter of 2017. The decrease in income tax expense from the third quarter of 2018 was primarily due to an increase in tax exempt interest income during the fourth quarter of 2018 when compared to the third quarter of 2018. The decrease when comparing the fourth quarter of 2018 to the same prior year period was primarily due to the impact of the corporate tax rate signed into law at the end of 2017. In addition to a lower corporate tax rate being applied to 2018 income, a revaluation to Horizon’s net deferred tax asset of $2.4 million was recorded to income tax expense during the fourth quarter of 2017. Partially offsetting these decreases to income tax expense was an increase in income before taxes of $2.3 million during the fourth quarter of 2018 when compared to the same prior year period.

Income tax expense totaled $10.4 million for the year ended December 31, 2018, a decrease of $4.4 million when compared to the year ended December 31, 2017. The decrease was primarily due to the impact of the new corporate tax rate which was signed into law at the end of 2017 and the benefits from the exercising of stock options. This decrease was offset by an increase in income before income tax expense of $15.6 million when comparing 2018 to the prior year.

Use of Non-GAAP Financial Measures

Certain information set forth in this press release refers to financial measures determined by methods other than in accordance with GAAP.  Specifically, we have included non-GAAP financial measures relating to net income, diluted earnings per share, net interest margin, total loans and loan growth, the allowance for loan and lease losses, tangible stockholders’ equity, tangible book value per share, the return on average assets and the return on average equity. In each case, we have identified special circumstances that we consider to be non-recurring and have excluded them, to show the impact of such events as acquisition-related purchase accounting adjustments, prepayment penalties on borrowings and the tax reform bill, among others we have identified in our reconciliations. Horizon believes that these non-GAAP financial measures are helpful to investors and provide a greater understanding of our business without giving effect to the purchase accounting impacts and one-time costs of acquisitions and non-core items. These measures are not necessarily comparable to similar measures that may be presented by other companies and should not be considered in isolation or as a substitute for the related GAAP measure.  See the tables and other information below and contained elsewhere in this press release for reconciliations of the non-GAAP figures identified herein and their most comparable GAAP measures.

Non-GAAP Reconciliation of Tangible Stockholders' Equity and Tangible Book Value per Share
(Dollars in Thousands Except per Share Data, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2018	2018	2018	2018	2017
Total stockholders' equity	$491,992	$477,594	$470,535	$460,416	$457,078
Less: Intangible assets	130,270	130,755	131,239	131,724	132,282
Total tangible stockholders' equity	$361,722	$346,839	$339,296	$328,692	$324,796

Common shares outstanding	38,375,407	38,367,890	38,362,640	38,332,853	38,294,729

Tangible book value per common share	$9.43	$9.04	$8.84	$8.57	$8.48

Pg. 10 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Non-GAAP Reconciliation of Return on Average Assets and Return on Average Common Equity
(Dollars in Thousands, Unaudited)
	Three Months Ended			Twelve Months Ended
	December 31	September 30	December 31	December 31	December 31
	2018	2018	2017	2018	2017
Non-GAAP Reconciliation of Return on Average Assets
Average assets	$4,179,140	$4,105,096	$3,841,551	$4,062,635	$3,396,873
Return on average assets ("ROAA") as reported	1.25%	1.26%	0.79%	1.31%	0.97%
Merger expenses	0.05%	0.00%	0.15%	0.01%	0.11%
Tax effect	-0.01%	0.00%	-0.04%	0.00%	-0.03%
ROAA excluding merger expenses	1.29%	1.26%	0.90%	1.32%	1.05%
Gain on sale of investment securities	0.03%	0.01%	0.00%	0.01%	0.00%
Tax effect	-0.01%	0.00%	0.00%	0.00%	0.00%
ROAA excluding gain on sale of investment securities	1.31%	1.27%	0.90%	1.33%	1.05%
Death benefit on bank owned life insurance ("BOLI")	0.00%	0.00%	0.00%	0.00%	0.00%
Tax effect	0.00%	0.00%	0.00%	0.00%	0.00%
ROAA excluding death benefit on BOLI	1.31%	1.27%	0.90%	1.33%	1.05%
Gain on remeasurement of equity interest in Lafayette	0.00%	0.00%	-0.05%	0.00%	-0.02%
Tax effect	0.00%	0.00%	0.01%	0.00%	0.00%
ROAA excluding gain on remeasurement of equity interest in Lafayette	1.31%	1.27%	0.86%	1.33%	1.03%
Tax reform bill impact	0.00%	0.00%	0.25%	0.00%	0.07%
ROAA excluding tax reform bill impact	1.31%	1.27%	1.11%	1.33%	1.10%
Acquisition-related purchase accounting adjustments ("PAUs")	-0.15%	-0.08%	-0.09%	-0.15%	-0.10%
Tax effect	0.03%	0.02%	0.03%	0.03%	0.04%
Core ROAA	1.19%	1.21%	1.05%	1.21%	1.04%

Non-GAAP Reconciliation of Return on Average Common Equity
Average Common Equity	$485,662	$476,959	$449,318	$473,420	$378,709
Return on average common equity ("ROACE") as reported	10.73%	10.87%	6.75%	11.22%	8.74%
Merger expenses	0.40%	0.00%	1.28%	0.10%	0.97%
Tax effect	-0.08%	0.00%	-0.37%	-0.02%	-0.26%
ROACE excluding merger expenses	11.05%	10.87%	7.66%	11.30%	9.45%
Gain on sale of investment securities	0.27%	0.10%	0.00%	0.09%	-0.01%
Tax effect	-0.06%	-0.02%	0.00%	-0.02%	0.00%
ROACE excluding gain on sale of investment securities	11.26%	10.95%	7.66%	11.37%	9.44%
Death benefit on bank owned life insurance ("BOLI")	0.00%	0.00%	0.00%	-0.03%	0.00%
Tax effect	0.00%	0.00%	0.00%	0.01%	0.00%
ROACE excluding death benefit on BOLI	11.26%	10.95%	7.66%	11.35%	9.44%
Gain on remeasurement of equity interest in Lafayette	0.00%	0.00%	-0.47%	0.00%	-0.14%
Tax effect	0.00%	0.00%	0.07%	0.00%	0.02%
ROACE excluding gain on remeasurement of equity interest in Lafayette	11.26%	10.95%	7.26%	11.35%	9.32%
Tax reform bill impact	0.00%	0.00%	2.14%	0.00%	0.64%
ROACE excluding tax reform bill impact	11.26%	10.95%	9.40%	11.35%	9.96%
Acquisition-related purchase accounting adjustments ("PAUs")	-1.33%	-0.66%	-0.77%	-1.29%	-0.92%
Tax effect	0.28%	0.14%	0.27%	0.27%	0.32%
Core ROACE	10.21%	10.43%	8.90%	10.33%	9.36%

About Horizon

Horizon Bancorp, Inc. is an independent, commercial bank holding company serving northern and central Indiana, and southern, central and the Great Lakes Bay regions of Michigan through its commercial banking subsidiary Horizon Bank. Horizon also offers mortgage-banking services throughout the Midwest. Horizon may be reached online at www.horizonbank.com.  Its common stock is traded on the NASDAQ Global Select Market under the symbol HBNC.

Pg. 11 cont. Horizon Bancorp, Inc. Announces Record Earnings for 2018

Forward Looking Statements

This press release may contain forward-looking statements regarding the financial performance, business prospects, growth and operating strategies of Horizon.  For these statements, Horizon claims the protections of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  Statements in this press release should be considered in conjunction with the other information available about Horizon, including the information in the filings we make with the Securities and Exchange Commission.  Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance.  The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties.  We have tried, wherever possible, to identify such statements by using words such as “anticipate,” “estimate,” “project,” “intend,” “plan,” “believe,” “will” and similar expressions in connection with any discussion of future operating or financial performance.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.  Risks and uncertainties that could cause actual results to differ materially include risk factors relating to the banking industry and the other factors detailed from time to time in Horizon’s reports filed with the Securities and Exchange Commission, including those described in its Form 10-K.  Undue reliance should not be placed on the forward-looking statements, which speak only as of the date hereof. Horizon does not undertake, and specifically disclaims any obligation, to publicly release the result of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement is made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Contact:	Horizon Bancorp, Inc.
Mark E. Secor
Chief Financial Officer
(219) 873-2611
Fax: (219) 874-9280

#  #  #

HORIZON BANCORP, INC.
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2018	2018	2018	2018	2017
Balance sheet:
Total assets	$4,246,688	$4,150,561	$4,076,611	$3,969,750	$3,964,303
Investment securities	810,460	766,153	735,962	714,425	710,113
Commercial loans	1,721,590	1,698,582	1,672,998	1,656,374	1,669,934
Mortgage warehouse loans	74,120	71,422	109,016	101,299	94,508
Residential mortgage loans	668,141	651,250	634,636	618,131	609,739
Consumer loans	549,481	536,132	507,866	480,989	460,999
Earning assets	3,842,903	3,743,592	3,681,583	3,591,296	3,566,492
Non-interest bearing deposit accounts	642,129	621,475	615,018	602,175	601,805
Interest bearing transaction accounts	1,684,336	1,605,825	1,644,758	1,619,859	1,712,246
Time deposits	812,911	901,254	756,387	711,642	566,952
Borrowings	550,384	477,719	524,846	520,300	564,157
Subordinated debentures	37,837	37,791	37,745	37,699	37,653
Total stockholders' equity	491,992	477,594	470,535	460,416	457,078

	Three Months Ended
Income statement:
Net interest income	$33,836	$33,772	$33,550	$33,411	$31,455
Provision for loan losses	528	1,176	635	567	1,100
Non-interest income	8,477	8,686	8,932	8,318	9,344
Non-interest expense	26,117	25,620	24,942	25,837	26,291
Income tax expense	2,535	2,597	2,790	2,521	5,758
Net income	$13,133	$13,065	$14,115	$12,804	$7,650

Per share data: (1)
Basic earnings per share	$0.34	$0.34	$0.37	$0.33	$0.20
Diluted earnings per share	0.34	0.34	0.37	0.33	0.20
Cash dividends declared per common share	0.10	0.10	0.10	0.10	0.09
Book value per common share	12.82	12.45	12.27	12.01	11.93
Tangible book value per common share	9.43	9.04	8.84	8.57	8.48
Market value - high	19.40	21.39	21.94	20.59	19.47
Market value - low	$14.94	$19.44	$19.17	$17.87	$17.33
Weighted average shares outstanding - Basic	38,367,972	38,365,379	38,347,612	38,306,395	37,711,200
Weighted average shares outstanding - Diluted	38,488,861	38,534,970	38,519,401	38,468,811	37,897,012

Key ratios:
Return on average assets	1.25%	1.26%	1.41%	1.32%	0.79%
Return on average common stockholders' equity	10.73	10.87	12.15	11.29	6.75
Net interest margin	3.60	3.67	3.78	3.81	3.71
Loan loss reserve to total loans	0.59	0.60	0.58	0.58	0.58
Average equity to average assets	11.62	11.62	11.60	11.67	11.70
Bank only capital ratios:
Tier 1 capital to average assets	9.38	9.53	9.65	9.66	9.89
Tier 1 capital to risk weighted assets	11.91	12.09	12.21	12.32	12.29
Total capital to risk weighted assets	12.47	12.66	12.77	12.87	12.85

Loan data:
Substandard loans	$38,775	$34,655	$40,941	$43,035	$46,162
30 to 89 days delinquent	7,161	6,878	3,978	8,932	9,329

90 days and greater delinquent - accruing interest	$568	$202	$49	$30	$167
Trouble debt restructures - accruing interest	2,002	1,830	1,911	1,899	1,958
Trouble debt restructures - non-accrual	1,057	1,077	894	1,090	1,013
Non-accrual loans	11,548	11,417	12,555	12,062	13,276
Total non-performing loans	$15,175	$14,526	$15,409	$15,081	$16,414
Non-performing loans to total loans	0.50%	0.49%	0.53%	0.53%	0.58%

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.
Financial Highlights
(Dollars in thousands except share and per share data and ratios, Unaudited)

	December 31	December 31
	2018	2017
Balance sheet:
Total assets	$4,246,688	$3,964,303
Investment securities	810,460	710,113
Commercial loans	1,721,590	1,669,934
Mortgage warehouse loans	74,120	94,508
Residential mortgage loans	668,141	609,739
Consumer loans	549,481	460,999
Earning assets	3,842,903	3,566,492
Non-interest bearing deposit accounts	642,129	601,805
Interest bearing transaction accounts	1,684,336	1,712,246
Time deposits	812,911	566,952
Borrowings	550,384	564,157
Subordinated debentures	37,837	37,653
Total stockholders' equity	491,992	457,078

	Twelve Months Ended
Income statement:
Net interest income	$134,569	$112,100
Provision for loan losses	2,906	2,470
Non-interest income	34,413	33,136
Non-interest expense	102,516	94,813
Income tax expense	10,443	14,836
Net income	$53,117	$33,117

Per share data: (1)
Basic earnings per share	$1.39	$0.96
Diluted earnings per share	1.38	0.95
Cash dividends declared per common share	0.40	0.33
Book value per common share	12.82	11.93
Tangible book value per common share	9.43	8.48
Market value - high	21.94	19.47
Market value - low	$14.94	$16.49
Weighted average shares outstanding - Basic	38,347,059	34,553,736
Weighted average shares outstanding - Diluted	38,495,980	34,774,930

Key ratios:
Return on average assets	1.31%	0.97%
Return on average common stockholders' equity	11.22	8.74
Net interest margin	3.71	3.75
Loan loss reserve to total loans	0.59	0.58
Average equity to average assets	11.65	11.15
Bank only capital ratios:
Tier 1 capital to average assets	9.38	9.89
Tier 1 capital to risk weighted assets	11.91	12.29
Total capital to risk weighted assets	12.47	12.85

Loan data:
Substandard loans	$38,775	$46,162
30 to 89 days delinquent	7,161	9,329

90 days and greater delinquent - accruing interest	$568	$167
Trouble debt restructures - accruing interest	2,002	1,958
Trouble debt restructures - non-accrual	1,057	1,013
Non-accrual loans	11,548	13,276
Total non-performing loans	$15,175	$16,414
Non-performing loans to total loans	0.50%	0.58%

(1) Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.

Allocation of the Allowance for Loan and Lease Losses
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2018	2018	2018	2018	2017
Commercial	$10,495	$10,581	$8,865	$7,840	$9,093
Real estate	1,676	1,574	1,761	1,930	2,188
Mortgage warehousing	1,006	1,030	1,084	1,030	1,030
Consumer	4,643	4,613	5,361	5,674	4,083
Total	$17,820	$17,798	$17,071	$16,474	$16,394

Net Charge-offs (Recoveries)
(Dollars in Thousands, Unaudited)

	Three Months Ended
	December 31	September 30	June 30	March 31	December 31
	2018	2018	2018	2018	2017
Commercial	$196	$179	$(40)	$(38)	$84
Real estate	47	(2)	(2)	6	(9)
Mortgage warehousing	-	-	-	-	-
Consumer	263	272	80	519	217
Total	$506	$449	$38	$487	$292
Percent of net charge-offs to average loans outstanding for the period	0.02%	0.02%	0.00%	0.01%	0.01%

Total Non-performing Loans
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2018	2018	2018	2018	2017
Commercial	$6,903	$8,355	$8,987	$6,778	$7,354
Real estate	5,007	3,754	3,915	5,276	5,716
Mortgage warehousing	-	-	-	-	-
Consumer	3,265	2,417	2,507	3,027	3,344
Total	$15,175	$14,526	$15,409	$15,081	$16,414
Non-performing loans to total loans	0.50%	0.49%	0.53%	0.53%	0.58%

Other Real Estate Owned and Repossessed Assets
(Dollars in Thousands, Unaudited)

	December 31	September 30	June 30	March 31	December 31
	2018	2018	2018	2018	2017
Commercial	$1,967	$2,181	$2,628	$547	$578
Real estate	60	58	302	281	200
Mortgage warehousing	-	-	-	-	-
Consumer	48	26	62	42	60
Total	$2,075	$2,265	$2,992	$870	$838

HORIZON BANCORP, INC.
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Three Months Ended			Three Months Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$10,093	$62	2.44%	$10,175	$24	0.94%
Interest-earning deposits	21,763	93	1.70%	22,939	49	0.85%
Investment securities - taxable	432,620	2,734	2.51%	422,864	2,196	2.06%
Investment securities - non-taxable(1)	364,236	2,324	3.20%	309,902	1,875	3.38%
Loans receivable(2)(3)	2,980,110	38,517	5.14%	2,705,289	32,630	4.82%
Total interest-earning assets(1)	3,808,822	43,730	4.63%	3,471,169	36,774	4.32%

Non-interest-earning assets
Cash and due from banks	44,732			44,765
Allowance for loan losses	(17,792)			(15,692)
Other assets	343,378			341,309

Total average assets	$4,179,140			$3,841,551

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,526,209	$6,411	1.01%	$2,278,651	$2,586	0.45%
Borrowings	458,485	2,882	2.49%	451,866	2,150	1.89%
Subordinated debentures	36,616	601	6.51%	36,431	583	6.35%
Total interest-bearing liabilities	3,021,310	9,894	1.30%	2,766,948	5,319	0.76%

Non-interest-bearing liabilities
Demand deposits	656,114			603,733
Accrued interest payable and other liabilities	16,054			21,552
Stockholders' equity	485,662			449,318

Total average liabilities and stockholders' equity	$4,179,140			$3,841,551

Net interest income/spread		$33,836	3.33%		$31,455	3.55%
Net interest income as a percent of average interest-earning assets(1)			3.60%			3.71%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP, INC.
Average Balance Sheets
(Dollar Amounts in Thousands, Unaudited)

	Twelve Months Ended			Twelve Months Ended
	December 31, 2018			December 31, 2017
	Average Balance	Interest	Average Rate	Average Balance	Interest	Average Rate
Assets
Interest-earning assets
Federal funds sold	$4,696	$115	2.45%	$5,450	$80	1.47%
Interest-earning deposits	24,491	393	1.60%	23,865	301	1.26%
Investment securities - taxable	431,970	10,113	2.34%	417,993	8,705	2.08%
Investment securities - non-taxable(1)	326,040	8,069	3.13%	292,030	7,068	3.39%
Loans receivable(2)(3)(4)	2,910,741	147,478	5.08%	2,335,126	112,329	4.83%
Total interest-earning assets(1)	3,697,938	166,168	4.56%	3,074,464	128,483	4.29%

Non-interest-earning assets
Cash and due from banks	44,645			42,578
Allowance for loan losses	(16,964)			(15,226)
Other assets	337,016			295,057

Total average assets	$4,062,635			$3,396,873

Liabilities and Stockholders' Equity
Interest-bearing liabilities
Interest-bearing deposits	$2,418,987	$18,225	0.75%	$2,045,896	$7,901	0.39%
Borrowings	492,830	11,009	2.23%	381,488	6,178	1.62%
Subordinated debentures	36,547	2,365	6.47%	36,362	2,304	6.34%
Total interest-bearing liabilities	2,948,364	31,599	1.07%	2,463,746	16,383	0.66%

Non-interest-bearing liabilities
Demand deposits	624,576			533,852
Accrued interest payable and other liabilities	16,275			20,566
Stockholders' equity	473,420			378,709

Total average liabilities and stockholders' equity	$4,062,635			$3,396,873

Net interest income/spread		$134,569	3.49%		$112,100	3.63%
Net interest income as a percent of average interest-earning assets(1)			3.71%			3.75%

(1)
Securities balances represent daily average balances for the fair value of securities. The average rate is calculated based on the daily average balance for the amortized cost of securities. The average rate is presented on a tax equivalent basis.

(2)	Includes fees on loans. The inclusion of loan fees does not have a material effect on the average interest rate.
(3)
Non-accruing loans for the purpose of the computations above are included in the daily average loan amounts outstanding. Loan totals are shown net of unearned income and deferred loan fees. The average rate is presented on a tax equivalent basis.

HORIZON BANCORP, INC.
Condensed Consolidated Balance Sheets
(Dollar Amounts in Thousands)

	December 31	December 31
	2018	2017
Assets	Unaudited
Cash and due from banks	$74,236	$76,441
Investment securities, available for sale	600,348	509,665
Investment securities, held to maturity (fair value of $208,274 and $201,085)	210,112	200,448
Loans held for sale	1,038	3,094
Loans, net of allowance for loan losses of $17,820 and $16,394	2,995,512	2,818,786
Premises and equipment, net	74,331	75,529
Federal Home Loan Bank stock	18,073	18,105
Goodwill	119,880	119,880
Other intangible assets	10,390	12,402
Interest receivable	14,239	13,059
Cash value of life insurance	88,062	75,931
Other assets	40,467	40,963
Total assets	$4,246,688	$3,964,303
Liabilities
Deposits
Non-interest bearing	$642,129	$601,805
Interest bearing	2,497,247	2,279,198
Total deposits	3,139,376	2,881,003
Borrowings	550,384	564,157
Subordinated debentures	37,837	37,653
Interest payable	2,031	886
Other liabilities	25,068	23,526
Total liabilities	3,754,696	3,507,225
Commitments and contingent liabilities
Stockholders' Equity
Preferred stock, Authorized, 1,000,000 shares, Issued 0 shares	-	-
Common stock, no par value, Authorized 99,000,000 shares (Restated - See Note 1)
Issued 38,400,476 and 38,323,604 shares (Restated - See Note 1), Outstanding 38,375,407 and 38,294,729 shares (Restated - See Note 1)	-	-
Additional paid-in capital	276,101	275,059
Retained earnings	224,035	185,570
Accumulated other comprehensive loss	(8,144)	(3,551)
Total stockholders' equity	491,992	457,078
Total liabilities and stockholders' equity	$4,246,688	$3,964,303

(1)          Adjusted for 3:2 stock split on June 15, 2018

HORIZON BANCORP, INC.
Condensed Consolidated Statements of Income
 (Dollar Amounts in Thousands, Except Per Share Data, Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31		December 31
	2018	2017	2018	2017
Interest Income
Loans receivable	$38,517	$32,630	$147,478	$112,329
Investment securities
Taxable	2,889	2,269	10,621	9,086
Tax exempt	2,324	1,875	8,069	7,068
Total interest income	43,730	36,774	166,168	128,483
Interest Expense
Deposits	6,411	2,586	18,225	7,901
Borrowed funds	2,882	2,150	11,009	6,178
Subordinated debentures	601	583	2,365	2,304
Total interest expense	9,894	5,319	31,599	16,383
Net Interest Income	33,836	31,455	134,569	112,100
Provision for loan losses	528	1,100	2,906	2,470
Net Interest Income after Provision for Loan Losses	33,308	30,355	131,663	109,630
Non-interest Income
Service charges on deposit accounts	1,958	1,745	7,762	6,383
Wire transfer fees	122	155	612	658
Interchange fees	1,422	1,295	5,715	5,104
Fiduciary activities	2,229	2,142	7,827	7,894
Gains on sale of investment securities (includes $(332) and $0 for the three months ended December 31, 2018 and 2017, respectively, and $(443) and $38 for the twelve months ended December 31, 2018 and 2017, respectively, related to accumulated other comprehensive earnings reclassifications)	(332)	-	(443)	38
Gain on sale of mortgage loans	1,455	1,988	6,613	7,906
Mortgage servicing income net of impairment	697	408	2,120	1,583
Increase in cash value of bank owned life insurance	532	451	1,912	1,797
Death benefit on bank owned life insurance	-	-	154	-
Other income	394	1,160	2,141	1,773
Total non-interest income	8,477	9,344	34,413	33,136
Non-interest Expense
Salaries and employee benefits	14,098	14,289	56,623	51,375
Net occupancy expenses	2,501	2,487	10,482	9,535
Data processing	1,754	1,603	6,816	5,914
Professional fees	612	693	1,926	2,490
Outside services and consultants	1,536	2,027	5,271	7,018
Loan expense	1,837	1,398	6,341	4,970
FDIC insurance expense	393	270	1,444	1,046
Other losses	89	182	665	368
Other expense	3,297	3,342	12,948	12,097
Total non-interest expense	26,117	26,291	102,516	94,813
Income Before Income Taxes	15,668	13,408	63,560	47,953
Income tax expense (includes $(70) and $0 for the three months ended December 31, 2018 and 2017, respectively, and $(93) and $13 for the twelve months ended December 31, 2018 and 2017, respectively, related to income tax expense from reclassification items)	2,535	5,758	10,443	14,836
Net Income	$13,133	$7,650	$53,117	$33,117
Basic Earnings Per Share (Restated - See Note 1)	$0.34	$0.20	$1.39	$0.96
Diluted Earnings Per Share (Restated - See Note 1)	0.34	0.20	1.38	0.95

(1)          Adjusted for 3:2 stock split on June 15, 2018